Exhibit 10.49

Confidential

Memorandum

To:	David M. Wurzer, Executive Vice-President & CFO

From:	Timothy M. Shannon, President & CEO

Date:	December 20, 2007

Re:	Addendum to Employment Agreement

This memo will serve as and Addendum to the Employment Agreement (“the Agreement”) you executed with your employer, CuraGen Corporation (“the Company”), on or about September 1, 2006.

David M. Wurzer (“the Executive”) and the Company have agreed to modify the terms of that Agreement as follows, effective January 1, 2008:

1.	(Section 1 A. – Employment; Duties and Responsibilities.)

The Company shall employ the Executive, and the Executive shall serve the Company, as Advisor to the Company, with such duties and responsibilities as may be assigned to the Executive by the Chief Executive Officer (“CEO”) of the Company and are typically associated with a position of that nature.

Notwithstanding the change of title of Executive from EVP & CFO to Advisor effective January 1, 2008 as provided above, Executive shall be entitled to all year-end bonuses and other compensation for his role as EVP & CFO for the year ending December 31, 2007 which are consistent with the Company’s Executive Incentive Plan for 2007 for Executive and other senior executives of the Company, except for the Long Term Equity component of the EIP.

Unless explicitly changed in this Addendum, all other terms of the Agreement shall remain in full force and effect.

The parties knowingly and voluntarily sign this Addendum as of the date set forth below

CuraGen Corporation

By:	/s/ David M. Wurzer	By:	/s/ Timothy M. Shannon
David M. Wurzer		Name: Timothy M. Shannon Title: President & CEO

Date: December 20, 2007		Date: December 20, 2007